Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations:
Mel Stephens
(248) 447-1624

Media:

Andrea Puchalsky

(248) 447-1651

Lear Reports Improved Second-Quarter Financial Results
and Maintains Full Year Earnings Guidance

Southfield, Mich., July 28, 2006 -- Lear Corporation [NYSE: LEA], one of the world’s largest automotive interior systems and components suppliers, today reported financial results for the second quarter of 2006.

Highlights:

•	Achieved record net sales of $4.8 billion versus $4.4 billion a year ago
•	Improved pretax income versus a year ago
•	Received customer awards for world-class quality and service
•	Entered definitive agreement to contribute European Interiors business to JV
•	Continued to win new business in Asia and with Asian automakers globally

For the second quarter of 2006, Lear posted record net sales of $4.8 billion and pretax income of $31.5 million, which included costs related to restructuring actions, impairments, and other special items of $24.0 million. The results for the second quarter of 2006 compare to year-earlier net sales of $4.4 billion and a pretax loss of $50.4 million, including costs related to restructuring actions and other special items of $79.5 million. Net loss for the second quarter of 2006 was $6.4 million or $0.10 per share. This compares with a net loss of $44.4 million or $0.66 per share, for the second quarter of 2005.

Net sales were up from the prior year, primarily reflecting the addition of new business globally, offset in part by lower production on several Lear platforms in North America and Europe. Operating performance improved from the year earlier results primarily due to the increase in net sales as well as benefits from cost and operating efficiencies in our core businesses. These improvements were offset in part by higher raw material costs.

“The Lear team remains focused on improving quality and ensuring flawless launch execution while we aggressively implement cost improvement and operating efficiency initiatives,” said Bob Rossiter, Lear Chairman and Chief Executive Officer. “Although there are many challenges facing our industry, we are taking aggressive

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actions to address these issues and further improve our operating results. We will continue to be product-line focused; competitive on a global basis; and dedicated to working collaboratively with our customers.”

Free cash flow was positive $0.8 million for the second quarter of 2006. (Net cash provided by operating activities was $74.8 million. A reconciliation of free cash flow to net cash provided by operating activities is provided in the attached supplemental data page.)

Quality and customer satisfaction measures remain at high levels, and the Company continued to win recognition from customers around the world. Second quarter awards include “Supplier of the Year” from General Motors and Special Recognition for Customer Service from Ford Motor Company. Recognition was also received from Toyota, Mazda and Volkswagen for excellence in quality and customer service. Lear continues to be ranked as the highest quality major seat supplier in the 2006 J. D. Power Seat Quality Report.

Lear also made progress on important strategic initiatives, including the signing of a definitive agreement to contribute substantially all of its European Interiors business to International Automotive Components Group, LLC in return for a 34% equity interest, subject to adjustment, and the Company continued to aggressively expand its business in Asia and with Asian automakers globally.

During the quarter, Lear was awarded several new programs in China, and in India, Lear won its first business with Tata Motors. In addition, Lear opened a new TACLE joint venture facility in Sunderland, England with its Japanese partner Tachi-S, to support future vehicle programs with Nissan in Europe. This is Lear’s third TACLE joint venture facility, including a plant under construction in Mt. Juliet, Tennessee to serve Nissan in North America and a facility in China to serve Asia. Lear’s plant in Montgomery, Alabama is ramping up to full production to supply seats for the all-new Hyundai Santa Fe sport utility vehicle and another new location in San Antonio, Texas will be supplying interior trim for the 2007 Toyota Tundra.

Full-Year 2006 Outlook

For the full year of 2006, Lear expects record worldwide net sales of approximately $18 billion, reflecting primarily the addition of new business globally, partially offset by unfavorable platform mix. Net sales guidance is up about $300 million from the prior guidance reflecting primarily the forecast for a stronger Euro ($1.25/Euro vs. $1.20/Euro).

Lear anticipates 2006 income before interest, other expense, income taxes, impairments, restructuring costs and other special items (core operating earnings) to be in the range of $400 to $440 million, unchanged from the prior guidance. This compares with $325 million a year ago. Restructuring costs for 2006 are estimated to be in the range of $120 to $150 million. A reconciliation of core operating earnings to pretax loss

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for 2005 as determined by generally accepted accounting principles is provided in the attached supplemental data pages.

Interest expense is estimated to be in the range of $220 to $230 million in 2006, compared with $183 million last year. Pretax income before impairments, restructuring costs and other special items is estimated to be in the range of $120 to $160 million. This compares with $97 million last year. A reconciliation of pretax income before impairments, restructuring costs and other special items to pretax loss for 2005 as determined by generally accepted accounting principles is provided in the attached supplemental data pages. Cash taxes are estimated to be within a range of $80 to $100 million, compared with $113 million last year.

Free cash flow is expected to be in the range of positive $50 to $100 million, compared with negative $419 million a year ago. This reflects improved earnings, lower capital spending, reduced tooling and engineering costs and improved net working capital, offset in part by higher cash costs for restructuring. (Net cash provided by operating activities for 2005 was $561 million. A reconciliation of free cash flow to net cash provided by operating activities for 2005 is provided in the attached supplemental data pages.)

Capital spending in 2006 is estimated at approximately $400 million, down from last year’s peak level due primarily to lower launch activity. Depreciation and amortization are expected to be in the range of $410 to $420 million, compared with $393 million last year.

Industry production assumptions underlying Lear’s financial outlook include 15.7 million units in North America, which is down slightly from a year ago, and 19 million units in Europe, roughly flat with a year ago. The financial outlook includes all existing Lear operations for the full year (including the European Interiors business, with annual net sales of about $750 million). See the “Forward-Looking Statements” section at the end of this release.

Lear Corporation is one of the world’s largest suppliers of automotive interior systems and components. Lear provides complete seat systems, electronic products and electrical distribution systems and other interior products. With annual net sales of $17.1 billion in 2005, Lear ranks #127 among the Fortune 500. Lear’s world-class products are designed, engineered and manufactured by a diverse team of 115,000 employees at 282 locations in 34 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at http://www.lear.com.

Lear Corporation [NYSE: LEA] will hold a conference call to review the Company’s second-quarter 2006 financial results and related matters on Friday, July 28, 2006, at 8:00 a.m. EDT. To participate in the conference call, dial 1-800-789-4751 (domestic) or 1-706-679-3323 (international). You may also listen to the live audio webcast of the call, in listen-only mode, on the corporate website at www.lear.com.

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An audio replay will be available two hours following the call at 1-800-642-1687 (domestic) and 1-706-645-9291 (international). The audio replay will be available until August 10, 2006 (Conference I.D. 9785873).

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the Company has provided information regarding certain non-GAAP financial measures. These measures include “income before interest, other expense, income taxes, impairments, restructuring costs and other special items (core operating earnings)”, “pretax income before impairments, restructuring costs and other special items” and “free cash flow.” Free cash flow represents net cash provided by operating activities before the net change in sold accounts receivable, less capital expenditures. The Company believes it is appropriate to exclude the net change in sold accounts receivable in the calculation of free cash flow since the sale of receivables may be viewed as a substitute for borrowing activity.

Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that core operating earnings and pretax income before impairments, restructuring costs and other special items are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company’s core operating earnings or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures are useful to both management and investors in their analysis of the Company’s results of operations and provide improved comparability between fiscal periods. Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses these non-GAAP financial measures for planning and forecasting in future periods.

Core operating earnings, pretax income before impairments, restructuring costs and other special items and free cash flow should not be considered in isolation or as substitutes for net income (loss), pretax income (loss), cash provided by operating activities or other income statement or cash flow statement data prepared in accordance with GAAP or as measures of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or other discretionary uses. Also, these non- GAAP financial measures, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

For a reconciliation of 2005 core operating earnings to pretax loss as determined by generally accepted accounting principles, a reconciliation of 2005 pretax income before impairments, restructuring costs and other special items to pretax loss as determined by generally accepted accounting principles and a reconciliation of second-quarter 2006 and full-year 2005 free cash flow to net cash provided by operating

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activities, see the supplemental data pages which, together with this press release, have been posted on the Company’s website through the Investor Relations link at http://www.lear.com. Given the inherent uncertainty regarding special items and the net change in sold accounts receivable in any future period, a reconciliation of forward-looking financial measures is not feasible. The magnitude of these items, however, may be significant.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to, general economic conditions in the markets in which the Company operates, including changes in interest rates or currency exchange rates, fluctuations in the production of vehicles for which the Company is a supplier, labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the outcome of customer productivity negotiations, the impact and timing of program launch costs, the costs and timing of facility closures, business realignment or similar actions, increases in the Company’s warranty or product liability costs, risks associated with conducting business in foreign countries, competitive conditions impacting the Company’s key customers and suppliers, raw material costs and availability, the Company’s ability to mitigate the significant impact of increases in raw material, energy and commodity costs, the outcome of legal or regulatory proceedings to which the Company is or may become a party, unanticipated changes in cash flow, including the Company’s ability to align its vendor payment terms with those of its customers, the finalization of the Company’s restructuring strategy, the outcome of various strategic alternatives being evaluated with respect to its Interior segment and other risks described from time to time in the Company’s Securities and Exchange Commission filings. In particular, the Company’s financial outlook for 2006 is based on the Company’s current vehicle production and raw material pricing forecast; the Company’s actual financial results could differ materially as a result of significant changes in these factors. The Company’s agreement to contribute its European Interiors business to International Automotive Components Group, LLC is subject to various conditions, including third-party consents and other closing conditions customary for transactions of this type. No assurances can be given that the proposed transaction will be completed on the terms contemplated or at all.

The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

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Lear Corporation and Subsidiaries
Consolidated Statements of Operations

(Unaudited; in millions, except per share amounts)

	Three Months Ended
	July 1, 2006	July 2, 2005

Net sales	$4,810.2	$4,419.3

Cost of sales	4,526.1	4,198.5
Selling, general and administrative expenses	173.8	190.8
Interest expense	53.2	48.2
Other expense, net	25.6	32.2

Income (loss) before income taxes	31.5	(50.4)
Income taxes	37.9	(6.0)

Net loss	(6.4)	(44.4)

Basic net loss per share	$(0.10)	$(0.66)

Diluted net loss per share	$(0.10)	$(0.66)

Weighted average number of shares outstanding - basic	67.3	67.1

Weighted average number of shares outstanding - diluted	67.3	67.1

Lear Corporation and Subsidiaries
Consolidated Statements of Operations

(Unaudited; in millions, except per share amounts)

	Six Months Ended
	July 1, 2006	July 2, 2005

Net sales	$9,488.7	$8,705.3

Cost of sales	8,985.4	8,284.6
Selling, general and administrative expenses	338.8	341.9
Interest expense	100.9	93.0
Other expense, net	17.3	39.1

Income (loss) before income taxes and cumulative effect of a change in accounting principle	46.3	(53.3)
Income taxes	37.7	(24.5)

Income (loss) before cumulative effect of a change in accounting principle	8.6	(28.8)
Cumulative effect of a change in accounting principle	2.9	—

Net income (loss)	$11.5	$(28.8)

Basic net income (loss) per share
Income (loss) before cumulative effect of a change in accounting principle	$0.13	$(0.43)
Cumulative effect of a change in accounting principle	0.04	—

Basic net income (loss) per share	$0.17	$(0.43)

Diluted net income (loss) per share
Income (loss) before cumulative effect of a change in accounting principle	$0.13	$(0.43)
Cumulative effect of a change in accounting principle	0.04	—

Diluted net income (loss) per share	$0.17	$(0.43)

Weighted average number of shares outstanding - basic	67.3	67.2

Weighted average number of shares outstanding - diluted	68.0	67.2

Lear Corporation and Subsidiaries
Consolidated Balance Sheets

(In millions)

	July 1, 2006	December 31, 2005
ASSETS	(Unaudited)	(Audited)
Current:
Cash and cash equivalents	$250.6	$207.6
Accounts receivable	2,747.2	2,337.6
Inventories	694.0	688.2
Recoverable customer engineering and tooling	252.5	317.7
Other	290.7	295.3

	4,235.0	3,846.4

Long-Term:
PP&E, net	2,017.1	2,019.3
Goodwill, net	1,978.2	1,939.8
Other	543.7	482.9

	4,539.0	4,442.0

Total Assets	$8,774.0	$8,288.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current:
Short-term borrowings	$11.9	$23.4
Accounts payable and drafts	3,083.9	2,993.5
Accrued liabilities	1,245.2	1,080.4
Current portion of long-term debt	13.9	9.4

	4,354.9	4,106.7

Long-Term:
Long-term debt	2,415.8	2,243.1
Other	828.8	827.6

	3,244.6	3,070.7

Stockholders’ Equity	1,174.5	1,111.0

Total Liabilities and Stockholders’ Equity	$8,774.0	$8,288.4

Lear Corporation and Subsidiaries
Supplemental Data

(Unaudited; in millions, except content per vehicle and share data)

	Three Months Ended
	July 1, 2006	July 2, 2005
Net Sales
North America	$2,714.5	$2,304.7
Europe	1,713.1	1,791.0
Rest of World	382.6	323.6

Total	$4,810.2	$4,419.3

Content Per Vehicle *
North America	$661	$557
Total Europe	$344	$344

Free Cash Flow **
Net cash provided by operating activities	$74.8	$407.6
Net change in sold accounts receivable	18.1	(267.3)

Net cash provided by operating activities before net change in sold accounts receivable	92.9	140.3
Capital expenditures	(92.1)	(149.7)

Free cash flow	$0.8	$(9.4)

Depreciation	$102.3	$94.6

	Six Months Ended
	July 1, 2006	July 2, 2005
Net Sales
North America	$5,356.3	$4,534.6
Europe	3,390.3	3,572.9
Rest of World	742.1	597.8

Total	$9,488.7	$8,705.3

Content Per Vehicle *
North America	$650	$556
Total Europe	$338	$356

Free Cash Flow **
Net cash provided by operating activities	$114.2	$526.1
Net change in sold accounts receivable	(20.0)	(267.3)

Net cash provided by operating activities before net change in sold accounts receivable	94.2	258.8
Capital expenditures	(184.7)	(279.1)

Free cash flow	$(90.5)	$(20.3)

Depreciation	$198.9	$189.1

Basic Shares Outstanding at end of quarter	67,338,918	67,110,096

Diluted Shares Outstanding at end of quarter ***	67,338,918	67,110,096

*	Content Per Vehicle for 2005 has been updated to reflect actual production levels.

**	See "Use of Non-GAAP Financial Information" included in this news release.

***	Calculated using stock price at end of quarter. Diluted shares outstanding exclude shares related to outstanding convertible debt, as well as options, restricted stock units, performance units and stock appreciation rights, all of which were antidilutive.

Lear Corporation and Subsidiaries
Supplemental Data

(Unaudited; in millions)

2005
Income before interest, other expense, income taxes, impairments, restructuring costs and other special items *

Loss before provision for income taxes	$(1,187.2)

Goodwill impairment charges	1,012.8
Interest expense	183.2
Other expense, net	96.6
Restructuring actions	106.3
Fixed asset impairment charges	82.3
Litigation charges	30.5

Income before interest, other expense, income taxes, impairments, restructuring costs and other special items (Core Operating Earnings)	$324.5

Pretax income before impairments, restructuring costs and other special items *

Loss before provision for income taxes	$(1,187.2)

Goodwill impairment charges	1,012.8
Restructuring actions	102.8
Fixed asset impairment charges	82.3
Litigation charges	39.2
Sale and capital restructuring of joint ventures	46.7

Pretax income before impairments, restructuring costs and other special items	$96.6

Free cash flow *
Net cash provided by operating activities	$560.8
Net change in sold accounts receivable	(411.1)

Net cash provided by operating activities before net change in sold accounts receivable	149.7
Capital expenditures	(568.4)

Free cash flow	$(418.7)

*     See "Use of Non-GAAP Financial Information" included in this news release.